Exhibiti 10.1

PHARMACEUTICAL FORMULATIONS, INC.
460 PLAINFIELD AVE., EDISON, NJ 08818
TEL (732) 985-7100o FAX (732) 819-3390

CHARLES E. LAROSA
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

May 21, 1999 3 Pepperbush Court Medford, NJ 08055 VIA: FedEx

RE: EMPLOYMENT OFFER

Dear Ward:

We are pleased to confirm our offer to you for the position of Vice President Operations at an annual salary of $180,000. You will be a member of the Executive Committee reporting to me. In addition to your salary, you will be eligible for participation in our profit sharing program targeted at 15% - 25% of base salary. This award is determined at the sole discretion of the board of Directors and is based on your performance, hire date, and the financial performance of the Company.

You will be granted a qualified stock option for 50,000 shares of the Company's common stock. This option grant will be in accordance with the qualified stock option plan currently in effect, at the current market price of such stock as of the date of the grant of this option on your starting date, exercisable in accordance with the terms of the Company's 1994 qualified stock option plan. This award is subject to approval by the Board of Directors.

You will receive a stock grant for 25,000 shares of the Company's common stock issued to you on or about your starting date.

You will also receive a monthly car allowance comparable to PFI's Sales Directors at $500 per month.

You will be entitled to the Company's comprehensive benefit package which includes: 401(k) Plan, comprehensive medical, dental, vision, prescription drug, and coverage for life, business travel and disability insurance along with a complete executive physical exam every eighteen months. The basic life insurance benefit for the executive level is three times salary to a maximum of $500,000.

You will be eligible for up to three weeks vacation with four weeks after five years service.

We will table discussion on relocation for a period 18 months.

Your employment is contingent upon successful completion of Korn Ferry's verification of your employment and education, reference checks, a pre-employment drug screening test, medical examination and/or inquiry.

You will be required to execute the enclosed a non-compete agreement.

If you are terminated for any reason other than cause ["Cause" shall mean (i) dereliction of duty, (ii) fraud, (iii) willful misconduct toward the Company, (iv) misuse or misappropriation of propriety Company information, (v) your conviction of any felony or plea of nolo contendere there to], your voluntary resignation, death or disability which continues for more than 6 months, you will receive a severance provision EQUAL TO SIX MONTHS BASE SALARY. The terms of the severance provision herein shall remain operative and binding upon any successors or assigns of the Company.

Please sign and return this letter to me to confirm your acceptance of this offer. If you do not return this signed letter by Wednesday, May 26, 1999, the offer is null and void.

If you have any questions, please do not hesitate to contact me.

Accepted and agreed to: /s/ Ward Barney Mr. Ward Barney	Sincerely, /s/ Charles LaRosa 5/23/99 Date